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                                                                    EXHIBIT 99.1

Immersion Files Suit Against Microsoft and Sony Computer Entertainment for Patent Infringement

SAN JOSE, Calif.-- Feb. 11, 2002--Immersion Corp. (Nasdaq:IMMR - news), a leading developer and licensor of haptic feedback technology, today announced it has filed a patent infringement lawsuit against Microsoft Corporation, Sony Computer Entertainment, Inc, and Sony Computer Entertainment of America, Inc. Immersion's complaint, filed in the U.S. District Court for the Northern District Court of California, alleges infringement by Microsoft's and Sony's use of haptic technology in their popular video gaming consoles, such as the Microsoft Xbox(TM) and Sony PlayStation(R) and PlayStation(R)2 videogame systems, and associated controllers, accessories and software games with touch feedback.

Based on the Greek word "haptesthai," meaning touch, haptic technology enables people to feel touch sensations while interacting with a digital display, like a computer screen and a hardware device such as a joystick or mouse. Immersion's haptic technology, brand-named TouchSense(TM), enhances the user experience with sight, sound and touch simultaneously.

Since 1993, Immersion's engineering team has been focused on the development of haptic innovations for the computing, entertainment, medical simulation, 3D and automotive markets. Market leaders such as Logitech, Kensington and BMW are among Immersion's many licensees. The company's intellectual property portfolio relates to a wide range of innovations for enabling haptics across broad applications and markets. Immersion and its wholly-owned subsidiaries hold over 150 issued patents worldwide.

Immersion's technology is licensed extensively within the computing and entertainment industry. Immersion has expanded its licensees into the gaming console market with partners such as MadCatz, Saitek and others. These partners have developed more than 40 touch-enabled gaming peripherals currently shipping for the Microsoft Xbox and Sony PlayStation platforms.

"The development and licensing of our haptic technology is the foundation of our business," said Bob O'Malley, chairman and chief executive officer of Immersion. "After extensive attempts to settle this infringement issue through negotiations, we decided to file the suit today to enforce our intellectual property rights."

About Immersion (www.immersion.com)

Founded in 1993, Immersion Corp. is a recognized leader in developing, licensing and marketing haptic technology and products. Bringing value to markets where user/ product interaction needs to be made more compelling, safer or productive, Immersion helps its partners develop and increase competitive advantage and broaden market reach by making the use of touch sense feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive and three-dimensional simulation markets. Immersion and its wholly owned subsidiaries hold over 150 issued patents worldwide.

Note to Editors: Brand and products names mentioned in this press release are trademarks or registered trademarks of their respective companies or organizations.